Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	October 22, 2013
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 3rd QUARTER RESULTS

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported consolidated financial results. For the three months ended September 30, 2013, consolidated net income available to common shareholders was a record $1,505,000, or $0.19 per diluted common share. This compared to consolidated net income available to common shareholders of $1,395,000, or $0.18 per diluted common share for the same period a year ago.

Year-to-date results for the nine months ended September 30, 2013, include consolidated net income available to common shareholders of $4,111,000, representing a 4.7% increase over the $3,925,000 recorded during the same period last year.

Total assets were $659.2 million at September 30, 2013, an increase of $31.4 million, or 5.0%, from September 30, 2012. Total deposits were $591.6 million as of September 30, 2013, an increase of $38.3 million, or 6.9% over September 30, 2012.  Gross loans increased to $413.9 million at September 30, 2013, an increase of $25.1 million, or 6.5%, from September 30, 2012.

“We’ve remained deliberately focused on building solid relationships, knowing our financial performance is driven by the strength of our customers and the depth of our relationships with them,” stated Chris Courtney, President and CEO of the Company and the Bank.  “We are extremely pleased to report another quarter of solid earnings.  We’ve been cautiously anticipating a return of borrowing confidence from the local business community and we think we have seen a glimpse of that in recent months. We remain hopeful that the trend continues through the year and beyond.”

Net interest income reflected a decrease of $224,000 or 3.6% to $6.0 million for the three months ended September 30, 2013, compared to $6.3 million for the same period last year.  Loan and investment yields continue to be tempered by pressures on interest rates, but the growth in loan volume has helped mitigate the decrease in net interest income.  The Company’s net interest margin for the three months ended September 30, 2013 was 4.12%, compared 4.57% for the same period last year.

Non-interest expense for the quarter and nine month period ended September 30, 2013 totaled $4.6 million and $14.0 million, respectively, and $4.5 million and $13.7 million, respectively, for the comparable periods in 2012. The year-to-date increase corresponds primarily to growth in full time equivalent staff from 123 to 135.  Data processing costs associated with increased deposit account activity have also been a factor.

Non-performing assets as of September 30, 2013 were $4.5 million, or 0.68% of total assets.  This is down from $6.6 million, or 1.05% at September 30, 2012.  The decrease reflects the continued management of the portfolio.

The provision for loan losses during the three months ended September 30, 2013, was $100,000, compared to $300,000 for the same period the previous year.  The ratio of loan loss reserves to gross loans decreased to 1.85% at September 30, 2013, compared to 2.05% at September 30, 2012.

The Company currently operates through 14 branches in Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, three branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes, and Bishop.

For more information, please call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the corporation’s possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp

Financial Highlights (unaudited)

($ in thousands, except per share)	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter
Selected Quarterly Operating Data:	2013	2013	2013	2012	2012

Net interest income	$6,030	$6,024	$5,849	$6,115	$6,254
Provision for loan losses	100	100	100	250	300
Non-interest income	866	818	785	855	790
Non-interest expense	4,619	4,734	4,639	4,513	4,527
Income before income taxes	2,177	2,008	1,895	2,207	2,217
Provision for income taxes	672	634	595	718	738
Net income	1,505	1,374	1,300	1,489	1,479
Preferred stock dividends and accretion	-	-	(68)	(84)	(84)
Net income available to common shareholders	$1,505	$1,374	$1,232	$1,405	$1,395

Earnings per common share - basic	$0.19	$0.18	$0.16	$0.18	$0.18
Earnings per common share - diluted	$0.19	$0.18	$0.16	$0.18	$0.18
Dividends declared per common share	-	-	-	-	-
Return on average common equity	9.45%	8.48%	7.82%	8.87%	9.02%
Return on average assets	0.92%	0.86%	0.81%	0.91%	0.97%
Net interest margin (1)	4.12%	4.18%	4.05%	4.15%	4.57%
Efficiency ratio (1)	64.65%	67.17%	67.95%	63.23%	63.11%

Capital - Period End
Book value per share	$7.99	$8.01	$8.10	$7.99	$7.85

Credit Quality - Period End
Nonperforming assets/ total assets	0.68%	0.65%	0.99%	1.05%	1.05%
Loan loss reserve/ gross loans	1.85%	1.94%	1.99%	2.04%	2.05%

Period End Balance Sheet
($ in thousands)
Total assets	$659,192	$644,230	$648,418	$660,581	$627,817
Gross loans	413,856	390,647	389,992	390,986	388,714
Nonperforming assets	4,495	4,189	6,439	6,923	6,611
Allowance for loan losses	7,669	7,570	7,743	7,975	7,953
Deposits	591,642	577,129	580,215	586,993	553,333
Common equity	63,379	63,457	64,098	63,219	62,075
Total capital (2)	63,379	63,457	64,098	69,969	68,825

Non-Financial Data
Full-time equivalent staff	135	134	134	130	123
Number of banking offices	14	14	14	14	14

Common Shares outstanding
Period end	7,929,730	7,924,730	7,914,730	7,907,780	7,909,280
Period average - basic	7,802,705	7,802,012	7,778,333	7,762,261	7,750,727
Period average - diluted	7,851,157	7,842,964	7,830,439	7,793,523	7,778,146

Market Ratios
Stock Price	$7.96	$7.67	$8.14	$7.45	$7.49
Price/Earnings	10.40	10.86	12.67	10.38	10.49
Price/Book	1.00	0.96	1.01	0.93	0.95

	NINE MONTHS ENDED SEPTEMBER 30,
	2013	2012

($ in thousands, except per share)
Selected Quarterly Operating Data:

Net interest income	$17,903	$18,730
Provision for loan losses	300	900
Non-interest income	2,469	2,293
Non-interest expense	13,992	13,736
Income before income taxes	6,080	6,387
Provision for income taxes	1,901	2,095
Net income	4,179	4,292
Preferred stock dividends and accretion	(68)	(367)
Net income available to common shareholders	$4,111	$3,925

Earnings per common share - basic	0.53	0.51
Earnings per common share - diluted	0.52	0.51
Dividends declared per common share	-	-
Return on average common equity	8.59%	8.78%
Return on average assets	0.87%	0.96%
Net interest margin (1)	4.11%	4.66%
Efficiency ratio (1)	66.57%	64.04%

Capital - Period End
Book value per share	$7.99	$7.85

Credit Quality - Period End
Nonperforming assets/ total assets	0.68%	1.05%
Loan loss reserve/ gross loans	1.85%	2.05%

Period End Balance Sheet
($ in thousands)
Total assets	$659,192	$627,817
Gross loans	413,856	388,714
Nonperforming assets	4,495	6,611
Allowance for loan losses	7,669	7,953
Deposits	591,642	553,333
Common equity	63,379	62,075
Total capital (2)	63,379	68,825

Non-Financial Data
Full-time equivalent staff	135	123
Number of banking offices	14	14

Common Shares outstanding
Period end	7,929,730	7,909,280
Period average - basic	7,794,439	7,733,848
Period average - diluted	7,841,596	7,757,754

Market Ratios
Stock Price	$7.96	$7.49
Price/Earnings	11.29	11.08
Price/Book	1.00	0.95

(1)       Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.

(2)       Includes preferred stock issued to the U.S. Treasury under the SBLF Program of $6.75 million for the quarters ended September 30 and December 31, 2012.  There was no preferred stock outstanding as of March 31, June 30, and September 30, 2013.